Exhibit (z)(v)

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  , 2025

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE WARRANT OFFERINGS]1

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(To Prospectus dated   , 2025)

Warrants to Purchase up to   of [Type of Security]

We are offering for sale warrants to purchase up to  of [type of security]. Each warrant entitles the holder to purchase [type of security]. The exercise price will be $   per warrant. The warrants will be exercisable beginning on   ,   , and will expire on  ,    or earlier upon redemption.

Crescent Capital BDC, Inc. is a business development company that seeks to provide capital solutions to middle market companies with sound business fundamentals. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche first lien, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated.

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On   , 2025, the last reported sales price of our common stock on The NASDAQ Global Market was $    per share. The net asset value per share of our common stock on  (the last date prior to the date of this prospectus on which we determined net asset value) was $  .

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. The SEC also maintains a website at www.sec.gov that contains such information. Except with respect to those documents expressly incorporated by reference herein, the information contained on the websites that are referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Investing in warrants involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement and on page [15] of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

[1]

In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

	Per Warrant	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds to Crescent Capital BDC, Inc., before expenses(1)	$	$

(1)	Before deducting estimated offering expenses payable by us of approximately $ .

The underwriters expect to deliver the shares to purchasers on or about , 2025.

[The underwriters have the option to purchase up to an additional   warrants at the public offering price, less the sales load (underwriting discounts and commissions), within  days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $    , and the total sales load (underwriting discounts and commissions) will be $   . The proceeds to us would be $   , before deducting estimated offering expenses payable by us of approximately $    .]

Prospectus Supplement dated   , 2025

INCORPORATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement and the accompanying prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement our filings listed below, all filings filed with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of the securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we file with the SEC subsequent to the date of this prospectus supplement will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and other information previously filed with the SEC.

The prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024;

•

The Financial Highlights for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the period from February 5, 2015 to December 31, 2015 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 22, 2019 (no other portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are incorporated by reference herein);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 12, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 8, 2024, May 15, 2024 and June 6, 2024;

•	our Current Report on Form 8-K/A filed with the SEC on June 17, 2024;

•	our Current Report on Form 8-K filed with the SEC on December 5, 2024; and

•	our Current Report on Form 8-K filed with the SEC on December 23, 2024.

To obtain copies of these filings, see “Available Information” in this prospectus supplement. We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein, involve a number of risks and uncertainties, including statements concerning:

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential fluctuation in quarterly operating results;

•	potential impact of economic recessions or downturns;

•	adverse developments in the credit markets;

•	regulations governing our operation as a business development company;

•	operation in a highly competitive market for investment opportunities;

•	risks associated with inflation and the current interest rate environment;

•	changes in interest rates may affect our cost of capital and net investment income;

•	the impact of changes in Secured Overnight Financing Rate (“SOFR”), or other benchmark rate on our operating results;

•	financing investments with borrowed money;

•	potential adverse effects of price declines and illiquidity in the corporate debt markets;

•	lack of liquidity in investments;

•	the outcome and impact of any litigation;

•	the timing, form and amount of any dividends or other distributions;

•	risks regarding distributions;

•	potential adverse effects of new or modified laws and regulations;

•	potential resignation of the Advisor and or the Administrator;

•	uncertainty as to the value of certain portfolio investments;

•	defaults by portfolio companies;

•	our ability to successfully complete and integrate any acquisitions;

•	risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income; and

•	the market price of our common stock may fluctuate significantly.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein.

You should not place undue reliance on these forward-looking statements, which are based on information available to us as of the date of this prospectus supplement or the prospectus, as applicable, including any documents incorporated by reference. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Prospectus

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the Company’s warrants. You should carefully read the more detailed information contained in this prospectus supplement and the accompanying prospectus and the Statement of Additional Information, dated     , 2025 (the “SAI”), especially the information set forth under the headings “The Company” and “Risk Factors.”

The Company

We are a specialty finance company focused on lending to middle-market companies. We are incorporated under the laws of the State of Maryland. The Company’s common stock was listed and began trading on the NASDAQ stock exchange on February 3, 2020. We have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, we have elected to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are managed by our investment advisor, Crescent Cap Advisors, LLC (the “Advisor”), an investment advisor that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our administrator, CCAP Administration LLC (the “Administrator”) provides the administrative services necessary for us to operate. Our management consists of investment and administrative professionals from the Advisor and Administrator along with our Board of Directors (the “Board”). The Board consists of six directors, five of whom are independent. The Advisor directs and executes our investment operations and capital raising activities subject to oversight from the Board, which sets our broad policies. The Board has delegated investment management of our investment assets to the Advisor. The SEC has adopted Rule 2a-5 (the “Rule”) under the 1940 Act. The Rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act.

Our investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We invest primarily in secured debt (including first lien, unitranche first lien and second-lien debt) and unsecured debt (including mezzanine and subordinated debt), as well as related equity securities of private U.S. middle-market companies. We may purchase interests in loans or make debt investments, either (i) directly from our target companies as primary market or private credit investments (i.e., private credit transactions), or (ii) primary or secondary market bank loan or high yield transactions in the broadly syndicated “over-the-counter” market (i.e., broadly syndicated loans and bonds). Although our focus is to invest in less liquid private credit transactions, we may from time to time invest in more liquid broadly syndicated loans to complement our private credit transactions.

Our investment objective is accomplished through:

•  accessing the origination channels that have been developed and established by Crescent;

•  originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•  applying Crescent’s underwriting standards; and

•  leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes capital preservation through credit selection and risk mitigation. We expect our targeted portfolio to provide downside protection through conservative cash flow and asset coverage requirements, priority in the capital structure and information requirements.

The Offering	Warrants Offered by the Company

Listing and Symbol	Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On , 2025, the last reported sales price of our common stock on The NASDAQ Global Market was $ per share. The net asset value per share of our common stock on (the last date prior to the date of this prospectus on which we determined net asset value) was $ .

Distributions	We currently intend to pay dividends or make other distributions to our stockholders on a quarterly basis out of assets legally available for distribution. We may also pay additional dividends or make additional distributions to our stockholders from time to time. Our quarterly and additional dividends or distributions, if any, will be determined by our Board. For more information, see “Price Range of Common Stock and Distributions” in the accompanying prospectus.

Risk Factors	See “Risk Factors” beginning on page of the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Company’s common stock.

Use of Proceeds	We intend to use the net proceeds from the sale of our securities for [ ] and for general corporate purposes, which include, among other things, (a) investing in portfolio companies in accordance with our investment objective and (b) repaying indebtedness.

Recent Developments	[Insert description of recent developments at time of offering.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this table contains a reference to our fees or expenses, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear these fees or expenses as our investors.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		%
Offering expenses		%
Dividend reinvestment plan expenses	Variable Transaction Fee	(1)

Total stockholder transaction expenses paid		%

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(2):
Base management fees		%(3)
Income based fees and capital gains incentive fees		%(4)
Interest payments on borrowed funds		%(5)
Other expenses		%(6)
Acquired fund fees and expenses		%(7)

Total annual expenses		%(8)

(1)	The expenses of the dividend reinvestment plan are included in “Other expenses.”

(2)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our net assets as of .

(3)

The base management fee referenced in the table above is estimated by annualizing the actual base management fees incurred during the six months ended . The base management fee under the Amended and Restated Investment Advisory Agreement, dated as of January 5, 2021, by and between us and the Advisor (the “Investment Advisory Agreement”) is calculated and payable quarterly in arrears at an annual rate of 1.25% of our average gross assets, including assets purchased with borrowed funds or other forms of leverage, but, excluding cash, cash equivalents, restricted cash and certain investments.

(4)	The incentive fee referenced in the table above is estimated by annualizing the actual incentive fees incurred during the six months ended September 30, 2024.

The incentive fee consists of two parts, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not:

•

The first part, the income incentive fee, is calculated and payable quarterly in arrears and (a) equals 100% of the excess of the pre-incentive fee net investment income for the immediately preceding calendar quarter, over a preferred return of 1.75% per quarter (7.0% annualized), and a catch-up feature until the Advisor has received 17.5% of the pre-incentive fee net investment income for the current quarter up to 2.1212% (the “Catch-up”), and (b) 17.5% of all remaining pre-incentive fee net investment income above the Catch-up.

•

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each fiscal year at a rate of 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the Company’s inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. In the event that the Investment Advisory Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a capital gains incentive fee.

For more detailed information about the incentive fee, please see “Part I. Item 1. Financial Statements—Notes to Consolidated Financial Statements (Unaudited)—Note 3. Agreements and Related Party Transactions” in our Quarterly Report on Form 10-Q for the period ended September 30, 2024, which is incorporated by reference herein.

(5)	Interest payments on borrowed funds referenced in the table above are estimated by annualizing the actual amounts incurred during the six months ended .

At  , the weighted average effective interest rate for total debt outstanding was  %. We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments that we may enter into.

(6)	Other expenses referenced in the table above are estimated by .

Other expenses include various overhead expenses, professional fees, director fees, and payments under the Amended and Restated Administration Agreement. See “Part III, Item 13. Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

(7)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

(8)

“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock, assuming asset coverage ratio of  %     (the Company’s actual asset coverage as of   ) and total annual expenses of   % of net assets attributable to common stock as set forth in the fees and expenses table above, and (x) a 5.0% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5.0% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including cost of debt, if any, and other expenses) may be greater or less than those shown.

You would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the capital gains incentive fee)(1)	$	$	$	$
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$	$	$	$

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Investment Advisory Agreement. The income portion of the incentive fee under the Investment Advisory Agreement, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

This example and the expenses in the table above should not be considered a representation of our future expenses as, and actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

Assuming the sale of all warrants offered under this prospectus supplement and the accompanying prospectus, at the last reported common stock sale price of $  per share for our common stock on the NASDAQ Global Select Market as of   ,   , we estimate that the net proceeds of this offering will be approximately $   million after deducting the estimated underwriter commissions and our estimated offering expenses (or approximately $  million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RECENT DEVELOPMENTS

[TO COME, IF ANY]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITERS

[TO COME]

CAPITALIZATION

The following table sets forth our capitalization as of   :

•	on an actual basis;

•

on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since , the issuance of shares of common stock during the period from   to  , and the issuance of $   aggregate principal amount of notes since ; and

•	on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of of our warrants at a price of $ per warrant less commissions and expenses.

[TO COME]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” Our common stock has historically traded at prices below our net asset value per share. It is not possible to predict whether our common stock will trade at, above or below net asset value. See “Part I. Item 1A. Risk Factors—Risks Relating to Our Common Stock—Our shares of common stock have traded at a discount from net asset value and may do so again, which could limit our ability to raise additional equity capital” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

The following table sets forth, for each full fiscal quarter since the beginning of the current fiscal year, the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to net asset value and the dividends or other distributions declared by us. Information about the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to net asset value and the dividends or other distributions declared by us for the last three most recently completed fiscal years is located in “Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. On   ,   , the last reported sales price of our common stock on The NASDAQ Global Market was $   per share, which represented a [discount/premium] of approximately  % to the net asset value per share of $   reported by us as of   ,   .

	Net Asset	Price Range		High Sales Price Premium (Discount) to Net		Low Sales Price Premium (Discount) to Net		Cash Dividend
Period	Value (1)	High	Low	Asset Value (2)		Asset Value (2)		Per Share (3)
[ ] Ending [ ]
	$	$	$		%		%	$
	$	$	$		%		%	$

(1)

Net asset value per share is determined as of the last day in the relevant quarter and therefore does not reflect the net asset value per share disclosed to the market on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the applicable quarter).
(3)	Represents the dividend or distribution declared in the relevant quarter.

To the extent that we have taxable income available, we distribute quarterly dividends to our stockholders. The amount of our dividends, if any, are determined by our Board. Dividends and other distributions are recorded on the record date. The amount to be paid out as a dividend is determined by the Board each quarter and is generally based upon the earnings estimated by management. Distributions will generally be paid from net investment income. Net realized capital gains, if any, are distributed at least annually, although we may decide to retain such capital gains for investment. If we do not generate sufficient net investment income during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. Any dividends to our stockholders will be declared out of assets legally available for distribution.

We have elected to be treated as a BDC under the 1940 Act. We have also elected to be treated as a RIC under the Internal Revenue Code. So long as we maintain our status as a RIC, we will generally not pay corporate-level U.S. federal income or excise taxes on any ordinary income or capital gains that we distribute at least annually to our stockholders as dividends. As a result, any tax liability related to income earned and distributed by us represents obligations of our stockholders and will not be reflected in our consolidated financial statements.

In order for us not to be subject to federal excise taxes, we must distribute in each calendar year an amount at least equal to the sum of (i) 98% of our ordinary income (taking into account certain deferrals and elections) for that calendar year, (ii) 98.2% of our net capital gains for the one year period ending October 31 in that calendar year (unless an election is made to use our taxable year) and (iii) any undistributed ordinary income and net capital gains from preceding years. At our discretion, we may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. If we choose to do so, this generally would increase expenses and reduce the amount available to be distributed to stockholders. We will accrue excise tax on estimated undistributed taxable income as required.

We intend to make distributions in cash unless a stockholder elects to receive dividends and/or long-term capital gains distributions in additional shares of common stock. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

The following tables summarize our dividends declared and payable for the period ended   ,   . Information about our dividends declared and payable for the years ended December 31,  ,     , and  is located in “Part II. Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Date Declared	Record Date	Payment Date	Per Share Amount
$
$
$
$
$

We cannot assure you that we will achieve results that will permit the payment of any cash distributions. We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” in the accompanying prospectus.

LEGAL MATTERS

Certain legal matters regarding the warrants offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP as special Maryland counsel. Certain legal matters will be passed on by    ,    ,    , as special counsel to the underwriters in connection with the offering of our warrants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated into this prospectus and you should not consider such information to be part of this document.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Warrants to Purchase Up to

[Type of Security]

FORM OF

PROSPECTUS SUPPLEMENT

[Underwriters]

, 2025